EXHIBIT 10.1
November 10, 2008
Advanced Viral Research Corp.
6 Executive Plaza, Suite 283
Yonkers, New York 10701
     Re: Employment Agreement
To Whom It May Concern:
This is to set forth our agreement regarding the payment of my salary. Reference is made to my Employment Agreement dated as of May 15, 2007 (the “Agreement”). By executing this letter agreement, we agree that the following terms and conditions shall be incorporated into the Agreement effective as of August 8, 2008 notwithstanding any other provisions in the Agreement to the contrary.
From the two week pay period ending August 8, 2008 through the two week pay period ending October 3, 2008, the obligation of the Company to pay my base salary as well as any other cash amounts shall be deferred until the Company acquires sufficient cash resources to pay such deferred amounts (the “Triggering Event”). We agree that the determination as to the appropriate time to pay the deferred amounts shall be within the sole discretion of the Board of Directors. For purposes of clarification, amounts that are referred to as deferred amounts herein shall be amounts that are accrued as obligations of the Company but which shall not be paid until and unless there is a Triggering Event.
From the two week pay period ending October 17, 2008 until the Triggering Event, the Company shall pay 40% of my base salary and all other cash amounts obligated to be paid by the Company to me under the Agreement (e.g. $350,000 per annum) shall be deferred. For purposes of clarification, amounts that are referred to as deferred amounts herein shall be amounts that are accrued as obligations of the Company but which shall not be paid until and unless there is a Triggering Event.
Except as otherwise specifically provided in this letter agreement, the terms of the Agreement shall remain in full force and effect.
This letter agreement may be executed in any number of counterparts, all of which taken together shall constitute one letter agreement.

Sincerely,
/s/ Stephen Elliston
Stephen Elliston

Agreed and Acknowledged as of August 8, 2008
ADVANCED VIRAL RESEARCH CORP.
By: /s/ Martin Bookman, Acting Chief Financial Officer